Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos: 333-152637, 333-198525, 333-205371, 333-239620) of our reports dated May 30, 2023, with respect to our audit of the consolidated financial statements of Xinyuan Real Estate Co., Ltd. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 20-F for the year ended December 31,  2022. Our report on the Company’s financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Assentsure PAC
Singapore
May 30, 2023